UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2012

NEUROLOGIX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-13347	06-1582875
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Bridge Plaza, Fort Lee, New Jersey	07024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 592-6451

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

During and Kaplitt Letter Agreements

Neurologix, Inc. (the “Company”) entered into a letter agreement (the “During Letter Agreement”), dated January 25, 2012, with Dr. Matthew J. During. The During Letter Agreement amends, effective as of January 25, 2012, that certain Consulting Agreement, dated as of October 1, 1999, by and between Dr. Matthew J. During and the Company (the “During Consulting Agreement”). Dr.  During is one of the Company’s scientific co-founders and a member of its Scientific Advisory Board.

Additionally, the Company entered into a letter agreement (the “Kaplitt Letter Agreement” and together with the During Letter Agreement, the “Letter Agreements”), dated January 26, 2012, with Dr. Michael G. Kaplitt.  The Kaplitt Letter Agreement amends, effective as of January 26, 2012, that certain Amended and Restated Consulting Agreement, dated as of April 25, 2005, by and between Dr. Michael G. Kaplitt and Neurologix Research, Inc., the predecessor by merger to the Company (the “Kaplitt Consulting Agreement”). Dr. Kaplitt is one of the Company’s scientific co-founders and a member of its Scientific Advisory Board.

Under the terms of the During Letter Agreement and the Kaplitt Letter Agreement, Drs. During and Kaplitt, respectively, agree to advise the Company in connection with a potential strategic opportunity and to provide advice and assistance in connection with a Liquidity Event (defined below). Additionally, under the terms of the Letter Agreements, Drs. During and Kaplitt will no longer be entitled to compensation by the Company in the form of annual retainers (including any compensation previously owed to Drs. During or Kaplitt under the During Consulting Agreement or Kaplitt Consulting Agreement, respectively), but will receive as consideration in lieu thereof an amount equal to 3.5% of the aggregate consideration received by the Company or its stockholders in connection with a Liquidity Event. Drs. During and Kaplitt will not receive any other compensation for their consulting services.

“Liquidity Event” means (i) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with that of one or more purchasers or sellers or one or more persons formed by, or affiliated with, a purchaser or seller, (ii) the acquisition, directly or indirectly, by one or more purchasers of more than 50% of the capital stock of the Company, by way of negotiated purchase or any other means (but specifically excluding any purchase of capital stock from the Company for the purposes of capital raising), (iii) the acquisition, directly or indirectly, by one or more purchasers of all or substantially all of the assets of the Company, or (iv) any licensing, collaboration, partnership, joint venture, strategic alliance or similar transaction, business association or relationship with one or more strategic parties with respect to the development, commercialization, marketing, promotion, sale and/or distribution of the Company’s gene therapy product for the treatment of Parkinson’s disease.

In connection with the Letter Agreements, Drs. During and Kaplitt each signed a general release of all claims against the Company, including any claims related to compensation previously owed to Drs. During or Kaplitt under the During Consulting Agreement or Kaplitt Consulting Agreement, respectively.

The preceding summary of the Letter Agreements is qualified in its entirety by reference to the full text of the Letter Agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Hardy Letter Agreement

On January 23, 2012, the Company entered into a letter agreement (the “Hardy Letter Agreement”) with Reginald Hardy, a Director and Vice President of the Company. The Hardy Letter Agreement amends, effective as of January 23, 2012, that certain letter agreement, dated as of December 15, 2011, by and between the Company and Reginald Hardy (the “Hardy Employment Agreement”). Pursuant to the terms of the Hardy Letter Agreement, Mr. Hardy will receive 3.5% of (i) any up-front payment received by the Company in a Liquidity Event and (ii) any future milestone payments received by the Company in a Liquidity Event. Mr. Hardy was previously entitled to 4% of such payments under the Hardy Employment Agreement.

The preceding summary of the Hardy Letter Agreement is qualified in its entirety by reference to the full text of the Hardy Letter Agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Letter agreement, dated January 25, 2012, by and between the Company and Dr. Matthew J. During.
10.2	Letter Agreement, dated January 26, 2012, by and between the Company and Dr. Michael G. Kaplitt.
10.3	Letter Agreement, dated January 23, 2012, by and between the Company and Reginald Hardy.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROLOGIX, INC.

Date: January 27, 2012	By:	/s/ Marc L. Panoff
Name: Marc L. Panoff Title: Chief Financial Officer, Secretary and Treasurer